February 08, 2018
Board of Directors
Geospace Technologies Corporation
7007 Pinemont Drive
Houston, Texas 77040

Dear Directors:
Lemelson Capital Management LLC, as the beneficial
owner of approximately 10 percent of Geospace
Technologies ("Geospace") outstanding shares is calling
for the immediate removal, for cause, of Mr. Rick
Wheeler, CEO and Mr. Tom McEntire, CFO of Geospace Technologies and the for the board to immediately explore a sale of the company.
We are extremely troubled by the following conduct of
Messrs. Wheeler and McEntire, including but not limited
to:
1.	Knowingly filing a materially misleading form 8-K
with the Securities and Exchange Commission
(SEC) regarding the tally of votes at the annual
shareholder meeting held on February 8, 2018.
2.	The recent material weakness in the Company's
internal control over financial reporting, including management's failure to design and maintain controls over the classification of inventory, as of September 30, 2017 and 2016 that led to the restatement of previously filed annul and interim
reports and adverse audit opinions.
3.	The dysfunction and incompetence being exhibited
in the process of maximizing stockholder value
that the Board is purportedly "handling" and which
has led to the loss of major contracts.
The failed management of Mr. Wheeler and Mr. McEntire
has caused the stock price of Geospace to recently hit a
new 52-week low, (plummeting nearly 90 percent since
Mr. Wheeler took over as CEO in January 2014), despite
the extraordinary industry-wide recovery in the oil and
gas sector which has led to the stock price of several of
the company's competitors recently achieving new 52-
week highs.
We are disturbed but not surprised by this
mismanagement given the recent history of strategic
bungling by Mr. Wheeler and Mr. McEntire, which has
been chronicled in our previous letters and that has
recently lead to the loss of two major PRM contracts with Statoil, an existing customer, to an obscure and relatively inexperienced provider in the industry.
As significant shareholders who take our fiduciary duties
to investors seriously, we cannot stand by silently if Geospace, a company with vast under-reported and unencumbered assets, including near-record cash and liquidity, plans to engage in a campaign of cash preservation and cost cutting measures which will serve
only to entrench Mr. Wheeler and Mr. McEntire and the
current board while massively disenfranchising public shareholders and permanently robbing us of the opportunity to unlock the value in our stake in the
company .
We are not alone in our concerns. Other shareholders are
now publicly questioning the integrity and ability of this
management team.
As stewards of our assets you are charged with a duty to place stockholder interests above personal gain or other motives. To allay the legitimate concerns and uncertainty now flooding the marketplace and provide
much needed transparency we ask that you immediately
take the following actions:
1.	Make public any correspondence or process in
which Geospace invited or directed third parties to
make motions or alter the vote count (the
"process letters") at the most recent annual
meeting.
2.	 Remove Mr. Wheeler and Mr. McEntire for clearly
breaching their fiduciary responsibilities to
shareholders and for violating securities laws and regulations by knowing filing a false and materially misleading form 8-K on February 7,
2018.
3.	 Engage an investment bank to explore strategic
alternatives for a sale of the company.
We assume that Geospace as part of its corporate governance process at its most recent annual meeting did not place any artificial restrictions on the proposals or voting rights that the Geospace board was willing to consider, such as discouraging, or even prohibiting the accurate tally of votes cast at the meeting.
Of course, we appreciate the need for confidential correspondence, and therefore stockholders need not know at this stage who received the Process Letters.
However, stockholders do need to know that the board's actions are consistent with their chief duty to maximize stockholder value.
Additionally, Lemelson Capital does not seek and does not expect to receive material non-public information and thus requests that you file such letters publicly with the Securities and Exchange Commission via Form 8-K with all deliberate speed.
Considering the serious concerns recently expressed by many Geospace stakeholders and interested parties, undertaking these proposed actions is the only responsible thing to do.
Sincerely,


+ Emmanuel Lemelson

Chief Investment Officer
Lemelson Capital Management, LLC



















SPECIAL NOTE REGARDING THIS RELEASE
THIS REPORT INCLUDES INFORMATION BASED ON DATA FOUND
IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION,
INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES.
ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE HAVE
NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY
THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS
PRESENTATION. MANY OF THE STATEMENTS IN THIS
PRESENTATION REFLECT OUR SUBJECTIVE BELIEF.
EMMANUEL LEMELSON'S VIEWS AND HIS HOLDINGS OF THE
SECURITIES MENTIONED IN THIS RELEASE COULD CHANGE AT
ANY TIME. HE MAY SELL ANY OR ALL OF HIS HOLDINGS OR
INCREASE HIS HOLDINGS BY PURCHASING ADDITIONAL
SECURITIES. HE MAY TAKE ANY OF THESE OR OTHER ACTIONS
REGARDING ANY OF SUCH SECURITIES WITHOUT UPDATING THIS
RELEASE OR PROVIDING ANY NOTICE WHATSOEVER OF ANY
SUCH CHANGES.
THE INFORMATION CONTAINED ABOVE IS NOT AND SHOULD
NOT BE CONSTRUED AS INVESTMENT ADVICE, AND DOES NOT
PURPORT TO BE AND DOES NOT EXPRESS ANY OPINION AS TO
THE PRICE AT WHICH THE SECURITIES OF GEOSPACE
TECHNOLOGIES MAY TRADE AT ANY TIME. THE INFORMATION
AND OPINIONS PROVIDED ABOVE SHOULD NOT BE TAKEN AS
SPECIFIC ADVICE ON THE MERITS OF ANY INVESTMENT
DECISION. INVESTORS SHOULD MAKE THEIR OWN DECISIONS
REGARDING GEOSPACE TECHNOLOGIES AND ITS PROSPECTS
BASED ON SUCH INVESTORS' OWN REVIEW OF PUBLICALLY
AVAILABLE INFORMATION AND SHOULD NOT RELY ON THE
INFORMATION CONTAINED ABOVE. NEITHER LEMELSON CAPITAL
MANAGEMENT, LLC NOR ANY OF ITS AFFILIATES ACCEPTS ANY
LIABILITY WHATSOEVER FOR ANY DIRECT OR CONSEQUENTIAL
LOSS HOWSOEVER ARISING, DIRECTLY OR INDIRECTLY, FROM
ANY USE OF THE INFORMATION CONTAINED ABOVE.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe,"
"expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled "Risk Factors" in Geospace Technologies Annual Report on Form 10-K for the year ended September 30, 2017.
Such forward-looking statements should therefore be construed in light of such factors, and Lemelson Capital is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.


  See Lemelson Capital Management announces 10 percent stake in
Geospace Technologies (NASDAQ: GEOS), urges immediate share repurchase







www.lemelsoncapital.com
PO Box 403 - Southborough, MA 01772 - Tel. 508-485-0607


1